Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release

81 Main Street

Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp Announces Expected Significant Write-down of Investments in Fannie Mae and Freddie Mac Preferred Stock; Strata Bank Expected to be “Adequately Capitalized” as of September 30, 2008

Medway, MA, September 12, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced that it expects to record a non-cash charge in the quarter ending September 30, 2008 for other-than-temporary impairment of two preferred securities issued by the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”).

The Company owns shares of two series of preferred stock issued by FNMA and FHLMC, respectively, that had a cost of $7.2 million at June 30, 2008.

This week, after assessing the events surrounding the September 7, 2008 appointment of the Federal Housing Finance Agency (“FHFA”) as conservator of each of FNMA and FHLMC, the Company concluded that applicable accounting principles would likely require it to recognize the other-than-temporary impairment of its FNMA and FHLMC preferred stock. Simultaneously with the announcement of the FHFA’s appointment as conservator, the U.S. Treasury Department disclosed that it had entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC, contemplating an investment of up to $100 billion in each entity. The senior preferred stock has a liquidation preference senior to all FNMA and FHLMC stock, including the series of preferred stock that the Company owns. In addition, the terms of the senior preferred stock prohibit each of FNMA and FHLMC from declaring or paying any dividend or making any other distribution with respect to any stock other than the senior preferred stock without the consent of the U.S. Treasury Department, and therefore in connection with the appointment of the FHFA as conservator, the FHFA announced that it was eliminating the payment of all future dividends on all FNMA and FHLMC stock, including the series of preferred stock that the Company owns.

In determining the amount of the other-than-temporary impairment charge, the Company will value its FNMA and FHLMC preferred stock at the fair value of such securities as of the close of business on September 30, 2008. As of the close of business on September 11, 2008, the fair value of these securities was $681,000. The Company believes the decline in the fair value of such securities reflects the subordination of the FNMA and FHLMC preferred stock to the U.S. Treasury Department’s senior preferred stock and investor expectations that dividend payments on FNMA and FHLMC preferred stock are unlikely to resume in the near term. There can be no assurance that the value of FNMA and FHLMC preferred stock will not decline further, or that the Company will not have to recognize another other-than-temporary impairment charge related to such preferred stock.

The Company does not expect to realize any material tax benefit in connection with the impairment of its FNMA and FHLMC preferred stock. Although the Company would realize a capital loss if it sells the FNMA and FHLMC preferred stock, such capital loss would result in a tax benefit to the Company only to the extent the capital loss can be used to reduce capital gains available during the applicable carryback and carryforward periods. The Company does not expect those capital gains to be material in relation to the amount of the other-than-temporary impairment charge.

As a result of the elimination of the dividends paid on the FNMA and FHLMC preferred stock, the Company’s net interest income for periods ending after June 30, 2008 will be adversely affected. The Company’s results of the quarter ended June 30, 2008 reflected net interest income of $2.8 million and would have been $2.7 million if the payment of the dividend had stopped as of April 1, 2008.

The other-than-temporary impairment of the FNMA and FHLMC preferred stock will also have the effect of reducing the Company and the Bank’s regulatory capital levels. At June 30, 2008, the Company and the Bank continued to exceed all regulatory capital requirements necessary to qualify as “well capitalized.” The Company expects that the other-than-temporary impairment charge will cause the Bank to no longer qualify as “well capitalized,” though the Bank will qualify as “adequately capitalized.” In order to be categorized as “adequately capitalized” in accordance with applicable regulatory guidelines, the Bank generally must maintain a leverage capital ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital of at least 8.0%. In order to be considered “well capitalized,” the Bank generally is required to have a Tier 1 risk-based capital ratio of 6.0% and a total risk-based capital of at least 10.0% and must maintain a leverage capital ratio (Tier 1 capital to total assets) of at least 5.0%.

The following table presents the Bank’s capital position relative to its respective regulatory capital requirements at June 30, 2008, on a historical and a pro forma basis, after giving effect to the other-than-temporary impairment of the FNMA and FHLMC preferred stock discussed above in the amount of $6.5 million, exclusive of any tax benefit related to the impairment.

	As Reported June 30, 2008	Pro-forma	Regulatory Threshold for Well Capitalized
Strata Bank Tier 1 leverage ratio	6.65%	5.19%	5.00%
Strata Bank Tier 1 risk-based ratio	9.01%	7.19%	6.00%
Strata Bank Total risk-based ratio	10.08%	8.28%	10.00%

The Bank has briefed its primary Federal and state regulators, the FDIC and the Massachusetts Division of Banks, regarding the expected other-than-temporary impairment charge. In consultation with the FDIC and the Division of Banks, the Bank will be developing a plan to restore the Bank to a “well capitalized” status generally and to increase its leverage capital ratio to at least 7.0%, which is approximately the Bank’s leverage capital ratio as of March 31, 2008.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis.

Each of Strata Bank’s deposits is completely insured for the entire amount of the deposit. The FDIC insures all deposits up to $100,000 per depositor (except self-directed retirement accounts, which are insured up to $250,000 per depositor). All deposit amounts above the FDIC limits are insured in full by the Depositors Insurance Fund, a private, industry-sponsored excess deposit insurance company.

Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.